UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2013
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated With Exit or Disposal Activities.
On March 19, 2013, the Board of Directors of Post Holdings, Inc. (the “Company”) conditionally approved a recommendation to close the Company’s Modesto, California manufacturing plant. The recommendation is conditioned upon discussions with the union at the Modesto facility. The Company will be communicating the possible plant closure to potentially affected employees on March 21, 2013.
The Modesto plant has approximately 140 employees.  Discussions with the union regarding closure alternatives and options are ongoing, and ultimately will determine the cost of the closure upon conclusion.  If the closure of the plant proceeds, production is expected to be moved to other manufacturing facilities within the Company’s existing network.
The Board has delegated authority to the Company’s management to determine the final plan with respect to this initiative, assuming negotiations with the union are successful, which may include severance costs, accelerated depreciation on certain property, plant and equipment and other associated costs. As management has not yet finalized the specific actions to be taken, the Company is unable to make a good faith estimate of (i) the amount or range of amounts of each major type of cost that will be incurred, or (ii) the amount or range of amounts of costs that will result in future cash expenditures.
When the Company is able to make a good faith estimate of the amount or range of amounts of each major type of cost, and the amount or range of amounts of costs that will result in future cash expenditures, it will file an amendment to this Current Report on Form 8-K and disclose the estimates.
A copy of the Company's press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
This Form 8-K contains forward-looking statements which use the word “expects,” “estimates” or the phrase “currently expects.” Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, including the information set forth under the caption “Cautionary Statement Regarding Forward-Looking Statements.”
Item 9.01.        Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
Exhibit 99.1	Press Release dated March 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2013	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 21, 2013.

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